QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21

Subsidiaries of Holdings

Von Hoffmann Corporation
H & S Graphics, Inc.
Precision Offset Printing Company
The Lehigh Press, Inc.

QuickLinks

Subsidiaries of Holdings